Exhibit 99(a)(1)(A)

Offer to Purchase

ENZON PHARMACEUTICALS, INC.

Offer to Purchase Any and All of its Outstanding 4% Convertible Senior
Notes due 2013

(CUSIP Nos. 293904 AE 8 and 293904 AD 0)

THE OFFER WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MARCH 5, 2010, UNLESS EXTENDED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE “OFFER EXPIRATION DATE”). HOLDERS MUST TENDER THEIR NOTES BY THE OFFER EXPIRATION DATE. TENDERS OF NOTES MAY BE WITHDRAWN AT ANY TIME PRIOR TO MIDNIGHT, NEW YORK CITY TIME, ON THE OFFER EXPIRATION DATE.

                    We are offering to purchase for cash (the “Offer”) any and all of our outstanding 4% Convertible Senior Notes due 2013 (the “Notes”), issued pursuant to the Indenture, dated as of May 23, 2006, as amended by the First Supplemental Indenture, dated as of August 25, 2008 (together, the “Indenture”), between us and Wilmington Trust Company, as trustee (the “Trustee”), from each Holder of Notes (each a “Holder” and collectively the “Holders”), upon the terms and subject to the conditions set forth in this Offer to Purchase. This Offer is being made in compliance with the offer to repurchase upon a fundamental change covenant contained in the Indenture. This Offer to Purchase constitutes a Fundamental Change Repurchase Right Notice in accordance with and pursuant to Section 3.10 of the Indenture.

                    The purchase price for the Notes shall be $1,000 for each $1,000 principal amount of Notes tendered pursuant to the Offer, plus accrued and unpaid interest to, but not including, the Purchase Date, as hereinafter defined.

                    In the event that the Offer is withdrawn by us or otherwise not completed, the Offer consideration will not be paid and will not become payable. A Holder whose Notes are not validly tendered, are withdrawn or are not accepted for purchase will not be eligible for inclusion in the Offer to Purchase and will not receive the Offer consideration. However, such Notes will continue to accrue interest.

                    We expressly reserve the right, in our sole discretion, from time to time beginning 10 business days after the Offer Expiration Date, to purchase Notes through open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise on terms and at prices that may or may not differ materially from the terms of the Offer. Notes purchased pursuant to the Offer will be paid for, assuming the Offer Expiration Date is not extended, on March 8, 2010 (the “Purchase Date”).

                    THE OFFER IS NOT CONDITIONED ON THE TENDER OF ANY MINIMUM PRINCIPAL AMOUNT OF NOTES. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE “THE OFFER-CONDITIONS TO THE OFFER.”

                    OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE, ANY MEMBER OF OUR BOARD OF DIRECTORS NOR WILMINGTON TRUST COMPANY, THE TRUSTEE AND THE DEPOSITARY FOR THIS OFFER (THE “DEPOSITARY”), MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR NOTES. NEITHER WE, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE TRUSTEE NOR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR NOTES AND, IF SO, THE AGGREGATE PRINCIPAL AMOUNT OF NOTES TO TENDER. IN DOING SO, YOU SHOULD CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE.

The date of this Offer to Purchase is February 5, 2010.

i

IMPORTANT NOTICE TO HOLDERS

                    To our knowledge, all outstanding Notes are currently held in book-entry form. To tender Notes held in book-entry form, see the procedures for tendering Notes set forth under the section entitled “Procedures for Tendering Notes.”

                    Any Holder desiring to tender Notes must either (a) in the case of a beneficial owner who holds Notes in book-entry form, request such beneficial owner’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction on behalf of such beneficial owner; or (b) tender through The Depository Trust Company (“DTC”) pursuant to DTC’s Automated Tender Offer Program (“ATOP”).

                    All tenders of Notes must be made before the Offer expires at midnight, New York City time, on Friday, March 5, 2010 (unless the Offer is extended).

                    The Depositary and DTC have confirmed to us that the Offer is eligible for ATOP. Accordingly, DTC participants may electronically transmit their acceptance of the Offer by causing DTC to transfer their Notes to the Depositary in accordance with DTC’s ATOP procedures for such a transfer. DTC will then send an Agent’s Message (as defined herein) to the Depositary. Holders desiring to tender their Notes on or prior to the Offer Expiration Date should note that such Holders must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC on such date. See “The Offer-Procedures for Tendering Notes.”

                    Tendering Holders who hold Notes registered in their own names and who tender their Notes directly to the Depositary will not be obligated to pay brokerage fees or commissions, the fees and expenses of the Depositary or transfer taxes on the purchases of Notes in the Offer. If you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult such nominee to determine whether any transaction costs are applicable. We will pay all fees and expenses of the Depositary in connection with the Offer.

                    WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR NOTES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE TRUSTEE OR THE DEPOSITARY.

                    We are making the Offer to all Holders. However, if we become aware of any jurisdiction in which the making of the Offer or the tender of the Notes pursuant to the Offer would not be in compliance with the laws of such jurisdiction, and after making a good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the Holders residing in that jurisdiction. The delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained herein, or incorporated herein by reference, is correct as of any time subsequent to the date hereof or, in the case of information incorporated herein by reference, subsequent to the date thereof, or that there has been no change in the information set forth herein, or incorporated herein by reference, or in the affairs of our company or any subsidiaries of our company since the date hereof.

                    This Offer to Purchase contains important information that should be read carefully and in its entirety before any decision is made with respect to the Offer.

                    You may direct any questions or requests for assistance with respect to the procedures for the Offer to the Depositary. The contact information for the Depositary is set forth on the back cover of this Offer to Purchase. If you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee, you may contact your nominee for assistance in connection with this Offer.

                    This Offer to Purchase has not been reviewed by any federal or state securities commission or regulatory authority, nor has any such commission or authority passed upon the accuracy or adequacy of this Offer to Purchase. Any representation to the contrary is unlawful and may be a criminal offense.

AVAILABLE INFORMATION

                    We are subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith file reports and other information with the Securities and Exchange Commission (the “SEC”). Such reports and other information filed with the SEC by us may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, Room 1580, Washington, D.C. 20549. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the SEC at 100 F Street, Room 1580, Washington, D.C. 20549. Such material may also be accessed electronically at the SEC’s internet website located at http://www.sec.gov. Statements made in this Offer to Purchase concerning the provisions of any contract, agreement, indenture or other document referred to herein are not necessarily complete. With respect to each such statement concerning a contract, agreement, indenture or other document filed with the SEC, reference is made to such filing for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

INCORPORATION BY REFERENCE

                    The following documents filed by us with the SEC are incorporated herein by reference and shall be deemed to be a part hereof:

•

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 9, 2009, including certain information incorporated by reference therein from the our definitive proxy statement for our 2009 Annual Meeting of Stockholders, filed with the SEC on April 13, 2009;

•

Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2009, June 30, 2009 and September 30, 2009, filed with the SEC on May 7, 2009, August 5, 2009 and November 3, 2009, respectively; and

•

Our Current Reports on Form 8-K filed with the SEC on May 7, 2009, July 24, 2009, August 4, 2009, November 3, 2009, November 9, 2009, November 12, 2009, January 21, 2010 and January 29, 2010 (other than the portions of those documents not deemed to be filed).

                    Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Offer to Purchase, shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this Offer to Purchase, except as so modified or superseded.

                    You may obtain any document incorporated herein by reference by contacting the SEC as described above under “Available Information” or by contacting us at 685 Route 202/206 Bridgewater, New Jersey, 08807, Attention: Investor Relations. We will provide the documents incorporated by reference, without charge, upon request.

FORWARD-LOOKING STATEMENTS

                    This Offer to Purchase and documents incorporated herein by reference contain “forward–looking statements” that are based on current expectations, estimates, beliefs and assumptions about our business. Words such as “believes,” “expects,” “may,” “will,” “should,” “potential,” “anticipates,” “plans” or “intends” and similar expressions, are intended to identify such forward-looking statements. Reference is made to discussions about risks that may affect us under the heading “Certain Significant Considerations” in this Offer to Purchase, and the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. We do not intend to update forward-looking statements.

SUMMARY OF THE OFFER

                    We are providing this summary of the Offer for your convenience. It highlights certain material information in this Offer to Purchase, but you should understand that it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. The following summary is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Offer to Purchase. We urge you to read this Offer to Purchase in its entirety because it contains the full details of the Offer.

•	This Offer to Purchase constitutes a Fundamental Change Repurchase Right Notice in compliance with the terms of the Indenture.

•	Offeror: Enzon Pharmaceuticals, Inc.

•	Purpose of the Offer: The Offer is being made in compliance with the offer to repurchase upon a fundamental change covenant contained in Section 3.10 of the Indenture.

•

Purchase Price: The purchase price for the Notes shall be $1,000 for each $1,000 principal amount of Notes tendered pursuant to the Offer, plus accrued and unpaid interest to, but not including, the Purchase Date.

•

Offer Expiration Date: March 5, 2010. Holder’s right to have us repurchase the Notes under Section 3.10 of the Indenture in connection with this particular fundamental change terminates on the Offer Expiration Date.

•	Purchase Date: March 8, 2010.

•

Conditions to the Offer: The Offer is not conditioned on the tender of any minimum principal amount of Notes. The Offer is, however, subject to other conditions. See “The Offer-3. Terms of the Offer-Conditions to the Offer.”

•	Amendment or Extension of Offer: The Offer may be amended or extended in our sole discretion. See “The Offer-3. Terms of the Offer-Amendment; Extension; Waiver; Termination.”

•

Withdrawal of Notes Tendered: Holders of Notes may withdraw all or a portion of Notes tendered by them at any time on or prior to midnight, New York City time, on the Offer Expiration Date, but no consideration shall be payable in respect of Notes so withdrawn. See “The Offer-Withdrawal of Tenders.”

•	Depositary: Wilmington Trust Company, acting solely as Depositary.

•	Paying Agent and Conversion Agent: Wilmington Trust Company.

THE COMPANY

                    We are a biopharmaceutical company dedicated to the development of important medicines for patients with cancer and other life-threatening conditions. Our drug development programs utilize several cutting-edge approaches, including our industry-leading PEGylation technology platform and the Locked Nucleic Acid technology. We derive revenue from royalties that we receive on sales of marketed products that utilize our proprietary technology. Currently, we receive royalties on marketed products that utilize the PEGylation platform, namely PEG-INTRON, Macugen, and CIMZIA, with PEG-INTRON being the largest source of our royalty income. We are actively exploring the potential sale of all or a portion of the royalties that we receive from PEG-INTRON, including through the preliminary solicitation of bids. Among the factors that we expect to consider in connection with this effort is the feasibility of structuring and timing sales of these royalties to minimize negative tax consequences. There can be no assurance as to the extent to which any such sale process will proceed or succeed, including whether any agreements will be reached or, if an agreement is reached, whether it will be consummated.

                    Our common stock, par value $0.01 per share (“Common Stock”), trades on the NASDAQ Global Market (“Nasdaq”) under the symbol “ENZN.” Our principal executive offices are located at 685 Route 202/206 Bridgewater, New Jersey, 08807, and our phone number is (908) 541-8600. Our Internet home page is located at http://www.enzon.com; however, the information in, or that can be accessed through, our home page is not part of this Offer to Purchase or incorporated herein by reference. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are available, free of charge, on or through our Internet home page as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. See “Available Information” and “Incorporation by Reference.”

THE OFFER

1.	Purpose of the Offer

                    On November 9, 2009, we entered into an asset purchase agreement (the “Agreement”), with Klee Pharmaceuticals, Inc. (now known as Sigma-Tau PharmaSource, Inc.) (“Klee”), Defiante Farmacêutica, S.A. (“Defiante” and, together with Klee, the “Purchasing Parties”), and Sigma Tau Finanziaria S.A., pursuant to which we agreed to sell to the Purchasing Parties our specialty pharmaceuticals business (the “Business”). We completed the sale of the Business on January 29, 2010.

                    Section 3.10 of the Indenture provides that the sale of the Business constitutes a fundamental change for purposes of the Indenture (“Fundamental Change”) and therefore we are making this Offer to purchase any and all outstanding Notes pursuant to Section 3.10 of the Indenture.

2.	Description of the Notes

                    The following description of the Notes and any other description of the Notes contained in this Offer are qualified in their entirety by reference to the Indenture. There is currently $250,050,000 aggregate principal amount of Notes outstanding.

                    The Notes bear interest at a rate of 4% per year. Interest on the Notes is payable semi-annually on June 1 and December 1 of each year. The Notes mature on June 1, 2013. The Notes are our senior unsecured obligations and rank pari passu with all of our other senior unsecured debt and future senior unsecured debt.

                    Holders may convert the Notes into shares of Common Stock, based on an initial conversion rate of 104.712 shares of Common Stock per $1,000 in principal amount of Notes. As a result of the Fundamental Change, Notes that are submitted for conversion during the period beginning January 29, 2010 until March 4, 2010 will be converted at an adjusted conversion rate of 116.535 shares of Common Stock per $1,000 principal amount of Notes. Thereafter, the conversion rate will revert to 104.712 shares of Common Stock per $1,000 principal amount of Notes. Any Notes tendered in the Offer will not be eligible for conversion. Any Holder who has tendered Notes and thereafter wishes to convert such tendered Notes must first withdraw such Notes from the Offer prior to submitting such Notes for conversion.

                    The Notes are currently redeemable in whole or in part at a cash redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest, if any, if the closing sale price of Common Stock for at least 20 trading days in a 30 consecutive trading day period ending on the date that is one day prior to the date of notice of redemption is greater than 140% of the applicable conversion price on the date of such notice.

                    Upon certain fundamental changes, including the Fundamental Change described herein, Holders may require us to purchase for cash the Notes at a price equal to 100% of the principal amount of Notes to be purchased plus accrued and unpaid interest, if any, to, but excluding, the Purchase Date, or in certain cases, to convert the Notes at an increased conversion rate. The Indenture provides for customary events of default, including payment defaults, breaches of covenants, failure to pay certain judgments and certain events of bankruptcy, insolvency and reorganization.

                    In certain circumstances, if an event of default occurs and is continuing, the principal amount of the Notes, plus accrued and unpaid interest, if any, may be declared immediately due and payable. These amounts automatically become due and payable if an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs.

                    We filed a shelf registration statement with the SEC covering resale of the Notes and the Common Stock issuable upon conversion of the Notes. The registration statement was declared effective on November 3, 2006 and remained effective as of February 5, 2010.

                    On August 25, 2008, we entered into a supplemental indenture. The supplemental indenture amended the Indenture by, among other things:

(i)

eliminating any exceptions to circumstances under which a sale, transfer or lease by us of all or substantially all of our properties or assets to another person would constitute a Fundamental Change (as defined in the Indenture);

(ii)

providing that we may not sell, transfer, lease or otherwise dispose of all or substantially all of our properties or assets unless: (a) an amount in cash sufficient to satisfy our obligations under the Indenture to repurchase the Notes in the event of a Fundamental Change is designated by us for such purpose and held in a segregated account for 60 business days after the consummation of the sale, transfer, lease or disposition transaction, and (b) no default or event of default under the Indenture will have occurred and be continuing;

(iii)

providing that upon a sale, transfer, lease or other disposition of all or substantially all of our properties or assets that is a Fundamental Change, the transferee will not be required to assume our obligations under the Indenture and the Notes; and

(iv)	increasing the number of additional shares issuable per $1,000 initial principal amount of Notes upon conversion of the Notes in connection with a Fundamental Change.

3.	Terms of the Offer

                    Offer and Consideration. Upon the terms and subject to the conditions set forth in this Offer to Purchase (including, if the Offer is amended or extended, the terms and conditions of any amendment or extension), we are offering to purchase any and all of the outstanding Notes for cash at a price of $1,000 per $1,000 principal amount, plus accrued and unpaid interest to, but not including, the Purchase Date.

                    Conditions to the Offer. Our obligation to accept and pay for Notes validly tendered is conditioned upon the satisfaction of the following conditions:

                    (1) we shall not have determined that the acceptance for payment of, or payment for, the Notes under the Offer would violate, conflict with or constitute a breach of any order, statute, law, rule, regulation, executive order, decree, or judgment of any court, or terms of any contract or agreement, to which we may be bound or subject;

                    (2) there shall not have occurred a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or in the case of the foregoing existing at the date hereof, a material acceleration or worsening thereof; or

                    (3) there shall not be instituted, pending, or threatened any action, proceeding, application, claim or counterclaim by any government or governmental authority or agency, domestic or foreign, or by any other person, domestic or foreign, before any court or governmental regulatory or administrative agency, authority or tribunal, domestic or foreign, that, in our judgment, could make the acceptance for payment of, or payment for, the Notes pursuant to the Offer illegal, or result in a material delay in or otherwise affect our ability to accept for payment or pay for the Notes.

                    The failure of any such condition to be satisfied may be asserted by us regardless of the circumstances, including any action or inaction by us, giving rise to any such failure, and any such failure may be waived by us in whole or in part at any time and from time to time in our sole discretion.

                    If at the Offer Expiration Date, any or all of such conditions have not been satisfied, we reserve the right (but will not be obligated) to (a) extend or otherwise amend the Offer in any respect by giving oral (promptly confirmed in writing) or written notice of such amendment to the Depositary and making public disclosure of such extension or amendment to the extent required by law, (b) waive any or all of the conditions and, subject to compliance with applicable rules and regulations of the SEC, purchase Notes validly tendered pursuant to the Offer, or (c) terminate the Offer and return the Notes tendered to the tendering Holders.

                    Expiration of the Offer to Purchase the Notes. The Offer will expire at midnight, New York City time, on March 5, 2010, unless extended by us. We will pay for the Notes properly tendered (and not withdrawn) on the Purchase Date.

                    Amendment; Extension; Waiver; Termination. Subject to applicable securities laws and the terms and conditions set forth in this Offer to Purchase, we expressly reserve the right (but will not be obligated), at any time or from time to time, to (a) waive any and all conditions to the Offer; (b) extend or terminate the Offer Expiration Date for any reason; or (c) otherwise amend the Offer in any respect. The rights reserved by us in this paragraph are in addition to our rights to terminate the Offer described under “The Offer-3. Terms of the Offer-Conditions to the Offer.”

                    Irrespective of any amendment to the Offer, all Notes previously tendered pursuant to the Offer and not accepted for purchase or properly withdrawn will remain subject to the Offer and may be accepted thereafter for purchase by us.

                    If we extend the Offer or if for any reason (whether before or after any Notes have been accepted for purchase), the acceptance for payment of, or the payment for, Notes is delayed or if we are unable to accept for payment or pay for Notes pursuant to the Offer, then, without prejudice to our rights under the Offer, tendered Notes may be retained by the Depositary on our behalf and may not be withdrawn (subject to Rule 14e-1(c) and Rule 13e-4(f)(5) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer), except as otherwise provided in this section.

                    If we make a material change in the terms of the Offer or the information concerning the Offer, or we waive a material condition of the Offer, we will disseminate additional material and extend the Offer to the extent required by law.

                    Any extension, amendment or termination of the Offer will be followed as promptly as practicable by announcement thereof. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to advertise or otherwise communicate any such announcement other than by making a release to the Dow Jones News Service or such other means of announcement as we deem appropriate.

                    Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as set forth under “Incorporation By Reference” in this Offer to Purchase.

4.	Risk Factors

                    The following risk factors, in addition to the other information described elsewhere herein or incorporated by reference herein, should be carefully considered by each Holder of Notes before deciding whether to tender Notes.

                    Our Position Concerning the Offer. Our Board of Directors has approved the Offer. However, neither we, any member of our Board of Directors, the Trustee nor the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your Notes. Neither we, any member of our Board of Directors, the Trustee nor the Depositary has authorized any person to make any recommendation with respect to the Offer. You must make your own decision as to whether to tender your Notes and, if so, the aggregate principal amount of Notes to tender. In doing so, you should consult your own investment and tax advisors, and read carefully and evaluate the information in this Offer to Purchase, including our reasons for making the Offer.

                    Limited Trading Market; Effects of the Offer on the Market for Notes. The Notes are not listed on any national or regional securities exchange or authorized to be quoted on any inter-dealer quotation system of any national securities association. To our knowledge, the Notes are traded infrequently in transactions arranged through brokers, and reliable market quotations for the Notes may not be available. To the extent that Notes are tendered and accepted for purchase pursuant to the Offer, the trading market for Notes that remain outstanding is likely to be even more limited. A debt security with a smaller outstanding principal amount available for trading, or “float,” may command a lower price than a comparable debt security with a larger float. Therefore, the market price for Notes that are not tendered and accepted for purchase pursuant to the Offer may be adversely affected to the extent that the principal amount of Notes purchased pursuant to the Offer reduces the float. A reduced float may also increase the volatility of the trading prices of Notes that are not purchased in the Offer. To the extent that a market continues to exist for such Notes, the Notes may trade at a discount compared to present trading prices depending on prevailing interest rates, the market for debt instruments with similar credit features, our performance and other factors. The extent of the market for the Notes and the availability of market quotations will depend upon the number of Holders remaining at such time, the interest in maintaining a market in the Notes on the part of securities firms and other factors. There is no assurance that an active market in the Notes will exist and no assurance as to the prices at which the Notes may trade after the consummation of the Offer.

                    Treatment of Notes Tendered in the Offer; Purchase of Notes Following Consummation of the Offer. Notes not tendered and purchased in the Offer will remain outstanding. The terms and conditions governing the Notes, including the covenants and other protective provisions contained in the Indenture governing the Notes, will remain unchanged. No amendment to the Indenture is being sought in connection with the Offer.

                    Following the consummation or termination of the Offer, we may purchase or redeem any Notes not tendered in the Offer on terms that could be more favorable to Holders than the terms of the Offer. We may, at any time and from time to time, purchase or retire additional amounts of our outstanding Notes through cash purchases and/or exchanges for other securities of our company, in open market transactions or privately negotiated transactions, or through subsequent tender or exchange offers, repayment at maturity or otherwise, if we can do so on attractive terms. Any other purchases may be made on the same terms or on terms that are more or less favorable to Holders than the terms of the Offer. In addition, Holders may, under circumstances provided for in the Indenture, require us to repurchase some or all of their Notes if a fundamental change occurs in the future at a repurchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest (and additional amounts, if any) to the repurchase date. If we repurchase or redeem Notes that are not tendered in the Offer on terms that are more favorable than the terms of the Offer, those Holders from whom we repurchased or redeemed Notes would be better off than those that participated in the Offer. Exchange Act Rule 13e-4(f)(6) generally prohibits us and our affiliates from purchasing any Notes, other than in the Offer, until at least 10 business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5.

                    The Notes are currently redeemable under certain circumstances, at a redemption price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest (including additional amounts, if any) to the date of redemption. See “The Offer-2. Description of the Notes.” However, there can be no assurance that the Holders will have any further opportunity to gain liquidity with respect to the Notes, except as otherwise expressly required pursuant to the terms of the Indenture.

5.	Source and Amount of Funds

                    The maximum amount of funds required by us to purchase the Notes pursuant to the Offer if all the Notes are purchased is approximately $250 million plus approximately $2.5 million in accrued interest. We expect to fund the purchase of the Notes pursuant to the Offer from cash and cash equivalents that have been held by us to satisfy our obligations under the Indenture to repurchase the Notes.

6.	Acceptance of Notes for Purchase and Payment

                    We will be deemed to have accepted for payment and thereby have purchased validly tendered Notes when we give oral (promptly confirmed in writing) or written notice to the Depositary of our acceptance of such Notes for purchase pursuant to the Offer. In all cases, payment for Notes purchased pursuant to the Offer will be made by deposit of the Offer consideration for the tendered Notes with the Depositary, which will act as agent for tendering Holders for the purpose of receiving payments from us and transmitting such payments to such Holders.

                    We expressly reserve the right, in our sole discretion and subject to Rule 14e-1(c) and Rule 13e-4(f)(5) under the Exchange Act, to delay acceptance for payment of, or payment for, Notes in order to comply, in whole or in part, with any applicable law. In all cases, payment by the Depositary to Holders of Notes accepted for purchase pursuant to the Offer will be made only after timely receipt by the Depositary of an Agent’s Message (as defined below) and a timely confirmation of book-entry transfer of such Notes into the Depositary’s account at DTC pursuant to the procedures set forth in “The Offer-7. Procedures for Tendering Notes.”

7.	Procedures for Tendering Notes

                    General. The method of delivery of Notes and all other required documents, including delivery through DTC, is at the election and risk of the person tendering Notes and delivery will be deemed made only when actually received by the Depositary. A Holder may tender all or any portion of its Notes registered in the name of such Holder. The tender of Notes by a Holder (and subsequent acceptance of such tender by us) pursuant to the procedures set forth below will constitute a binding agreement between such Holder and us in accordance with the terms and subject to the conditions set forth herein.

                    For a Holder to validly tender Notes pursuant to the Offer, an Agent’s Message (as defined below), and any other required documents (such as forms related to backup withholding) must be received by the Depositary at its address set forth on the last page of this Offer to Purchase prior to the Offer Expiration Date. In addition, prior to the Offer Expiration Date, such Notes must be transferred pursuant to the procedures for book-entry transfer described below (and a confirmation of such tender must be received by the Depositary, including an Agent’s Message). The term “Agent’s Message” means a message, transmitted by DTC to and received by the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the terms of the Offer to

Purchase as stated herein and that we may enforce such terms of the Offer to Purchase against such participant.

                    If you are a beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender your Notes pursuant to the Offer, you should promptly instruct the registered holder of your Notes to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the Notes by causing DTC to transfer the Notes into the Depositary’s account referred to below.

                    By delivering an Agent’s Message, a Holder or beneficial owner (whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee) will be deemed to have irrevocably appointed the Depositary as its agent and attorney-in-fact (with full knowledge that the Depositary is also acting as an agent for us in connection with the Offer) with respect to the Notes, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest subject only to the right of withdrawal described in this Offer to Purchase), to receive for our account all benefits and otherwise exercise all rights of beneficial ownership of such Notes, in accordance with the terms and conditions of the Offer to Purchase.

                    Each Holder or beneficial owner will also be deemed to have represented and warranted to us that it has authority to tender, exchange, sell, assign and transfer the Notes it tenders and that, when the same are accepted for tender, we will acquire good, marketable and unencumbered title to such Notes, free and clear of all liens, restrictions, charges and encumbrances, and that the Notes tendered are not subject to any adverse claims or proxies.

                    HOLDERS SHOULD TENDER NOTES TO THE DEPOSITARY ONLY AND NOT TO US OR WILMINGTON TRUST COMPANY IN ITS CAPACITY AS THE TRUSTEE.

                    All questions as to the form of documents and validity, eligibility (including time of receipt), acceptance for payment and withdrawal of tendered Notes will be determined by us in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right in our sole discretion to waive any defect or irregularity in the tender of Notes by any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. Our interpretation of the terms and conditions of the Offer will be final and binding. Neither we, the Trustee, nor the Depositary or any other person will be under any duty to give notification of any defects or irregularities in the Offer or will incur any liability for failure to give any such notification.

                    Book-Entry Transfer Procedures. The Depositary will establish an account with respect to the Notes at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC may make book-entry delivery of the Notes by causing DTC to transfer such Notes into the Depositary’s account in accordance with DTC’s procedures for such transfer. This participant should transmit its acceptance to DTC on or prior to the Offer Expiration Date.

                    Although delivery of the Notes may be effected under the Offer through book-entry transfer into the Depositary’s account at DTC, an Agent’s Message and any other required documents (such as forms related to backup withholding) must be transmitted to and received by the Depositary at one or more of its addresses set forth on the last page of this Offer to Purchase on or prior to the Offer Expiration Date in connection with the tender of such Notes. Delivery of documents to DTC does not constitute delivery to the Depositary.

                    Holders who are tendering by book-entry transfer to the Depositary’s account at DTC may execute their tender through DTC’s ATOP by transmitting their acceptance on or prior to the Offer Expiration Date to DTC in accordance with DTC’s ATOP procedures; DTC will then verify the acceptance, execute a book-entry transfer of the Notes into the Depositary’s account at DTC and send an Agent’s Message to the Depositary. Delivery of the Agent’s Message by DTC will satisfy the terms of the Offer.

                    Backup Withholding. Under U.S. federal income tax laws, the Depositary may be required to withhold backup withholding tax on payments made to certain Holders at the applicable rate of 28%. See “Certain U.S. Federal Income Tax Consequences” below.

8.          Withdrawal of Tenders

                    Holders of Notes may withdraw all or a portion of Notes tendered by them at any time on or prior to midnight, New York City time, on the Offer Expiration Date, but no consideration shall be payable in respect of Notes so withdrawn.

                    If, for any reason whatsoever, acceptance for payment of or payment for Notes tendered pursuant to the Offer is delayed (whether before or after our acceptance for payment of Notes) or we are unable to accept for payment or pay for the Notes tendered, we may (without prejudice to our rights set forth herein) instruct the Depositary to retain tendered Notes, and such Notes may not be withdrawn except to the extent that the tendering Holder is entitled to withdrawal rights as described herein.

                    For a withdrawal of Notes tendered pursuant to the Offer to be effective, the Depositary must receive a telegram, telex, facsimile transmission or letter notice of withdrawal on or prior to midnight, New York City time, on the Offer Expiration Date at the address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must (a) specify the name of the ultimate beneficial owner of the tendered Notes to be withdrawn, (b) state that such person who tendered the Notes is withdrawing all or a portion of the Notes tendered, and (c) specify the DTC Voluntary Offer Instruction Number, be signed by such participant in the same manner as the participant’s name is listed on the applicable Agent’s Message, or be accompanied by evidence sufficient to the Depositary that the person withdrawing the tender has succeeded to the beneficial ownership of the Notes. If the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal is effective immediately upon telegram, telex, facsimile transmission or letter notice of such withdrawal even if physical release is not effected.

                    Any permitted withdrawal of Notes may not be rescinded, and any Notes properly withdrawn will thereafter be conclusively deemed not validly tendered. However, properly withdrawn Notes may be re-tendered by again following the procedures set forth in “The Offer-7. Procedures for Tendering Notes” at any time on or prior to the Offer Expiration Date.

                    Any Notes which have been tendered but which are not purchased will be returned to the Holder thereof without cost to such Holder as soon as practicable following the earlier to occur of the Offer Expiration Date or the date on which the Offer is terminated without any Notes having been purchased thereunder.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

                    The following is a general discussion of certain material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (as defined below) of the sale of Notes pursuant to the Offer. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. No advance tax ruling has been sought or obtained from the Internal Revenue Service (the “IRS”) regarding the U.S. federal income tax consequences of any of the transactions described herein. If the IRS contests a conclusion set forth herein, no assurance can be given that a holder would ultimately prevail in a final determination by a court. This discussion is for general information only and does not address all of the tax consequences that may be relevant to specific beneficial owners of the Notes in light of their particular circumstances or to beneficial owners of the Notes subject to special treatment under U.S. federal income tax laws (such as banks, insurance companies, tax-exempt entities, retirement plans, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, brokers, expatriates, partnerships, other pass-through entities, persons who hold their Notes as part of a straddle, hedge, conversion transaction or other integrated investment, persons whose functional currency is not the U.S. dollar or persons subject to the alternative minimum tax). This discussion does not address any U.S. state and local or non-U.S. tax consequences or non-income tax consequences (such as estate or gift tax consequences). This discussion also assumes that the Notes are held as capital assets.

                    As used in this discussion, the term “U.S. Holder” means a beneficial owner of Notes that is, for U.S. federal income tax purposes, one of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States or of any State thereof or therein, including the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of the source thereof; or

•

a trust with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or certain electing trusts that were in existence on August 19, 1996 and were treated as domestic trusts on that date.

                    If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of Notes, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. Partnerships holding Notes and the partners therein should consult their tax advisors regarding the tax consequences to them of the sale of Notes pursuant to the Offer.

                    The term “Non-U.S. Holder” means a beneficial owner of a Note that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

U.S. Holders

                    Sale of Notes Pursuant to the Offer. A sale of Notes pursuant to the Offer will be a taxable transaction to a U.S. Holder. A U.S. Holder will generally recognize capital gain (subject to the market discount rules discussed below) or loss on the sale of a Note in an amount equal to the difference between (i) the total consideration received for such Note, other than the portion of such amount that is properly allocable to accrued and unpaid interest, which will be taxed as ordinary income to the extent not previously included in income by such U.S. Holder, and (ii) such U.S. Holder’s adjusted tax basis for such Note at the time of the sale. Gain or loss will be separately computed for each block of Notes tendered by a U.S. Holder. Such capital gain or loss will generally be long−term if a holder held the Note for more than one year at the time of such sale. The ability to offset capital losses against ordinary income is limited.

                    A U.S. Holder’s adjusted tax basis for a Note will generally be equal to the purchase price of the Note paid by such U.S. Holder. If applicable, the adjusted tax basis in a Note also would be increased by any market discount previously included in income by such U.S. Holder, and would be reduced by the accrual of any amortizable bond premium which such U.S. Holder previously elected to deduct from gross income.

                    Market Discount. An exception to the capital gain treatment described above may apply to a U.S. Holder who purchased a Note at a “market discount.” Subject to a de minimis exception, a Note generally has a market discount if a holder’s initial tax basis in the Notes was less than the stated redemption price at maturity of the Note. In general, unless a U.S. Holder has elected to include market discount in income currently as it accrues, any gain realized by such U.S. Holder on the sale of Notes having market discount in excess of a de minimis amount will be treated as ordinary income to the extent of the market discount that has accrued while such Notes were held by such U.S. Holder. Gains in excess of such accrued market discount will generally be capital gains as discussed above.

                    Backup Withholding and Information Reporting. In general, backup withholding and information reporting will apply to all payments made to a U.S. Holder. Federal income tax laws require that a U.S. Holder provide the paying agent with such U.S. Holder’s correct taxpayer identification number (“TIN”), which, in the case of a U.S. Holder who is an individual, is generally his or her social security number, and certain other information, or otherwise establish a basis for exemption from backup withholding. Exempt U.S. Holders (including, among others, all corporations) are not subject to these backup withholding and information reporting requirements. A U.S. Holder that does not provide the paying agent with its correct TIN may be subject to penalties imposed by the IRS.

                    If the paying agent is not provided with the correct TIN or the required certifications and information, or an adequate basis for exemption, the U.S. Holder may be subject to a backup withholding tax imposed on the proceeds from the Offer at a current rate of 28%. If withholding results in an overpayment of taxes, the U.S. holder may generally obtain a refund or credit if the required information is timely provided to the IRS.

Non−U.S. Holders

                    Sale of Notes Pursuant to the Tender Offer. A Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on any gain realized on the sale of the Notes pursuant to the Offer or the amount of payments attributable to accrued interest on the notes, provided that (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our company’s stock that are entitled to vote, (ii) the Non-U.S. Holder is not a controlled foreign corporation that is related, directly or indirectly, to us through stock ownership, (iii) such gain or interest payment is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States or, if a treaty applies (and the Non-U.S. Holder complies with the applicable certification and other requirements to claim treaty benefits) is not attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States, (iv) our company has not been a U.S. real property holding corporation, as defined in section 897(c)(2) of the Code (a “USRPHC”), at any time within the five-year period preceding the sale of the Notes or the Non-U.S. Holder’s holding period, whichever is shorter, and (v) our company or its paying agent has received appropriate documentation establishing that the Non-U.S. Holder is not a U.S. person. Our company believes that it is currently not, and has not been at any time during the past five years, a USRPHC for U.S. federal income tax purposes.

                    If a Non-U.S. Holder is engaged in a trade or business in the United States, and if gain realized on the sale of the Notes or payments attributable to accrued interest on the Notes is effectively connected with the conduct of such trade or business or, if a treaty applies, is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States, then such Non-U.S. Holder, although exempt from U.S. withholding tax, will generally be subject to regular U.S. federal income tax on such gain or interest payment at the regular graduated rates and in the same manner as if it were a U.S. Holder. In addition, if the Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

                    Backup Withholding and Information Reporting. Information reporting may apply to payments made pursuant to the Offer to Non-U.S. Holders. Copies of the information returns reporting such amounts and any withholding also may be made available by the IRS to the tax authorities in the country in which a Non-U.S. Holder is resident under the provisions of an applicable income tax treaty or other agreement.

                    In general, backup withholding will not apply to payments made pursuant to the Offer to a Non-U.S. Holder if, among other conditions, such Non-U.S. Holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that neither we nor our withholding agent has actual knowledge, or reason to know, that the Non-U.S. Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. A Non-U.S. Holder may generally establish such an exemption by properly filing IRS Form W-8BEN.

                    Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder generally will be allowed as a refund or a credit against such Non-U.S. Holder’s U.S. federal income tax liability if the Non-U.S. Holder follows the required procedures.

MARKET AND TRADING INFORMATION

                    The Notes are not listed on any national or regional securities exchange or authorized to be quoted on any inter-dealer quotation system of any national securities association. Certain institutions and securities dealers do provide quotations for and engage in transactions in the Notes. In addition, quotations for securities that are not widely traded, such as the Notes, may differ from actual trading prices and should be viewed as approximations. To the extent that the Notes are traded, prices of the Notes may fluctuate greatly, depending on the trading volume, the balance between buy and sell orders, and other factors. Holders are urged to contact their brokers to obtain the best available information as to current market prices for the Notes.

                    The Common Stock into which the Notes are convertible is listed on Nasdaq, under the symbol “ENZN.” The following table sets forth, for the fiscal quarters indicated, the high and low intraday sale prices of the Common Stock as reported on Nasdaq. We did not declare or pay cash dividends with respect to our Common Stock during any of the periods indicated below.

	High	Low

2008
First Quarter	$9.65	$8.00
Second Quarter	9.85	7.00
Third Quarter	9.48	6.92
Fourth Quarter	7.53	2.95

2009
First Quarter	$7.45	$4.70
Second Quarter	8.25	5.40
Third Quarter	8.66	7.05
Fourth Quarter	10.92	8.03

2010
First Quarter (through February 4, 2010)	$11.50	$9.15

                    On February 4, 2010, the last reported sales price of the Common Stock on Nasdaq was $9.25 per share. As of December 31, 2009, there were approximately 45,504,288 shares of Common Stock outstanding.

                    HOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE COMMON STOCK AND THE NOTES PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER.

DEPOSITARY

                    Wilmington Trust Company is acting as Depositary in connection with the Offer. We have agreed to pay the Depositary customary fees for its services in connection with the Offer, to reimburse it for its reasonable out-of-pocket expenses (including but not limited to reasonable documented attorney’s fees) and to indemnify it from certain liabilities, including liabilities under federal securities laws.

                    The Depositary does not assume any responsibility for the accuracy or completeness of the information contained in the Offer or concerning us or our affiliates contained or incorporated by reference in the Offer to Purchase or for any failure by us to disclose events that may have occurred and may affect the significance or accuracy of such information.

                    Any required documents should be sent or delivered by each Holder or its broker, dealer, commercial bank, trust company or other nominee to the Depositary at its addresses set forth below.

                    Any questions or requests for assistance with respect to the procedures for the Offer may be directed to the Depositary at its telephone number set forth below. A Holder may also contact such Holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Depositary for the Offer is:

Wilmington Trust Company

All deliveries:

Wilmington Trust Company Rodney Square North 1100 North Market Street Wilmington, Delaware 19890-1626 Attn: Corporate Trust Reorg

By facsimile: (302) 636-4139	Confirm facsimile by Telephone: (302) 636-6181

Annex A

IMPORTANT TAX INFORMATION

                    Under current U.S. federal income tax law, a U.S. Holder whose tendered Notes are accepted for payment is required to provide the Depositary with such Holder’s correct taxpayer identification number (“TIN”) and certify that it is not subject to backup withholding by completing the enclosed Substitute Form W-9 below or otherwise establish a basis for exemption from backup withholding. In general, for an individual the TIN is such individual’s social security number. If a tendering Holder has been notified by the Internal Revenue Service (“IRS”) that the Holder is subject to backup withholding, the Holder must cross out item (2) of Part III on the Substitute Form W-9. If the Depositary is not provided with the correct TIN or an adequate basis for exemption, the Holder (or other payee) may be subject to a $50 penalty imposed by the IRS, and any reportable payment made to such Holder (or other payee) with respect to the sale of their Notes pursuant to the Offer may be subject to backup withholding at the applicable rate, currently 28%. Such reportable payments generally will be subject to information reporting, even if the Depositary is provided with a TIN. For further information concerning backup withholding and instructions for completing the Substitute Form W-9 (including how to obtain a TIN if you do not have one and how to complete the Substitute Form W-9 if Notes are held in more than one name), consult the Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 which can be obtained from the Depositary.

                    Certain Holders (including, among others, all corporations and foreign persons) are not subject to these backup withholding and reporting requirements. Exempt Holders (other than foreign persons) should indicate their exempt status on the Substitute Form W-9. A foreign person may qualify as an exempt recipient by submitting to the Depositary a properly completed IRS Form W-8BEN, signed under penalties of perjury, attesting to that Holder’s exempt status. A Form W-8BEN can be obtained from the Depositary.

                    A Holder’s failure to complete the Substitute Form W-9 will not, by itself, cause such Holder’s notes to be deemed invalidly tendered. If backup withholding applies, the Depositary is required to withhold 28% of any payment made to the Holder (or other payee). Backup withholding is not an additional U.S. federal income tax. Rather, the U.S. federal income tax liability of a person subject to backup withholding will be reduced by the amount of U.S. federal income tax withheld. If backup withholding results in an overpayment of U.S. federal income tax, a refund may be obtained provided that the required information is furnished to the IRS.

Purpose of the Substitute Form W-9

                    To prevent backup withholding on payments that are made with respect to Notes purchased pursuant the Offer, a Holder is required to provide the Depositary with (i) the Holder’s correct TIN by completing the form below, certifying that the TIN provided on the Substitute Form W-9 is correct (or that such Holder is awaiting a TIN), and that (A) such Holder is exempt from backup withholding, (B) the Holder has not been notified by the IRS that the Holder is subject to backup withholding as a result of failure to report all interest or dividends, or (C) the

IRS has notified the Holder that the Holder is no longer subject to backup withholding; or (ii) if applicable, an adequate basis for exemption.

What Number to Give the Depositary

                    The Holder is required to give the Depositary the TIN (e.g., social security number or employer identification number) of the registered Holder. If the Notes are held in more than one name or are held not in the name of the actual owner, consult the Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for additional guidance on which number to report.

TO BE COMPLETED BY ALL TENDERING U.S. HOLDERS

PAYER’S NAME: [WILMINGTON TRUST COMPANY]

Name:
(If in joint names, list first and circle the name of the person or entity whose number you enter in Part I)

Business Name:
(Sole proprietors see the instructions in the Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (the “Guidelines”))

Address:

SUBSTITUTE Form W-9 Department of the Treasury Internal Revenue Service Payer’s Request for Taxpayer Identification Number (“TIN”) and Certification

Part I—Taxpayer Identification Number—For all accounts, enter taxpayer identification number in the box at right. (For most individuals, this is your social security number. If you do not have a number, see Obtaining a Number in the Guidelines). Certify by signing and dating below.
Note: If the account is in more than one name, see chart in the Guidelines to determine which number to give the payer.

Social Security Number _____________________ OR Employer Identification Number _____________________ (If awaiting TIN write “Applied For”)

Part II—For Payees exempt from backup withholding, see the Guidelines and complete as instructed therein.

Part III—Certification—Under penalties of perjury, I certify that:
(1) The number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a number to be issued to me);
(2)

I am not subject to backup withholding because (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (“IRS”) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; and

(3) I am a U.S. person (including a U.S. resident alien).

Certification Instructions—You should cross out item (2) above if the IRS has notified you that you are subject to backup withholding because you have failed to report all interest and dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you were no longer subject to backup withholding, do not cross out item (2). (Also see instructions in the Guidelines.)

SIGNATURE_________________________________ DATE________________, 200___

YOU SHOULD COMPLETE THE FOLLOWING CERTIFICATE IF YOU
WROTE “APPLIED FOR” IN PART I OF THIS SUBSTITUTE FORM W-9

CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

          I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (a) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (b) I intend to mail or deliver an application in the near future. I understand that, notwithstanding the information I provided in Part III of the Substitute Form W-9 (and the fact that I have completed this Certificate of Awaiting Taxpayer Identification Number), all reportable payments made to me thereafter will be subject to a 28% backup withholding tax until I provide a properly certified taxpayer identification number.

Signature ___________________________________________________________________________ Date ___________________________, 200__

NOTE:

FAILURE TO COMPLETE AND RETURN THE SUBSTITUTE FORM W-9 MAY RESULT IN BACKUP WITHHOLDING TAX OF 28% OF ANY PAYMENTS MADE TO YOU PURSUANT TO THE OFFER. PLEASE REVIEW THE GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.